Exhibit 5.1

May 19, 2016

Viveve Medical, Inc.

150 Commercial Street

Sunnyvale, California 94086

Re:	Registration Statement on Form S-1
File No. 333-210816

Ladies and Gentlemen:

We are acting as counsel to Viveve Medical, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, in an aggregate amount up to $14,375,000, pursuant to the Registration Statement on Form S-1, including the related prospectus included therein (as amended, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on April 19, 2016. This opinion covers the offer and sale of any additional Shares registered in reliance on and conforming to the requirements of Securities Act Rule 462(b).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when (1) the price at which the Shares will be sold has been approved and determined as adequate by the pricing committee of the Board of Directors of the Company and (2) the Shares are issued and paid for as described in the Prospectus included in the Registration Statement, such Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP